(DLA LETTERHEAD)

EXHIBIT 5.1

April 18, 2006

SCOLR Pharma, Inc.

3625 132nd Avenue SE

Suite 300

Bellevue, Washington 98006

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for SCOLR Pharma, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 2,370,100 shares of common stock of the Company, par value $0.01 per share (the “Shares”), pursuant to a registration statement on Form S-3 (No. 333-129275) (as from time to time amended, the “Registration Statement”), under the Securities Act of 1933, and the Related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission.

The Shares are to be sold pursuant to Subscription Agreements dated April 18, 2006 (the “Subscription Agreements”), the form of which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on April 18, 2006.

In connection with this opinion we have examined and relied upon the Registration Statement and related Prospectus included therein, the Prospectus Supplement filed with the Commission pursuant to Rule 424 under the Securities Act, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, the Subscription Agreements, and such other instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and (d) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We are opining herein as to the effect on the subject transactions only of the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Subscription Agreements, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Prospectus Supplement. In giving such consent, we do not believe we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement, including the opinion as an exhibit or otherwise.

Respectfully submitted,

DLA Piper Rudnick Gray Cary US LLP